HARVEST NATURAL RESOURCES CORRECTS

2005 FIRST QUARTER RESULTS

HOUSTON, Texas (April 29, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced it has increased its 2005 first quarter earnings $774,000, or $0.02 per diluted share, to $18.0 million, or $0.47 per diluted share. The change is due to the recognition of an additional pre-tax $1,663,000 foreign exchange gain resulting from the March 3, 2005 exchange rate adjustment in Venezuela from 1,910 Bolivars per dollar to 2,150 Bolivars per dollar. The Company previously announced 2005 first quarter earnings of $17.3 million, or $0.45 per diluted share.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)

	March 31, 2005	December 31, 2004
ASSETS:

CURRENT ASSETS:
Cash and equivalents	$103.2	$84.6
Accounts receivable, net	76.7	71.7
Commodity hedging contract	1.4	14.2
Current deferred tax asset	3.4	0.3
Prepaid expenses and other	2.2	1.4

Total current assets	186.9	172.2
OTHER ASSETS	3.2	2.1
DEFERRED INCOME TAXES	6.0	6.0
PROPERTY AND EQUIPMENT, net	182.0	187.1

TOTAL ASSETS	$378.1	$367.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$4.7	$8.4
Accounts payable, related party	9.1	11.1
Accrued expenses	21.0	29.4
Income taxes payable	30.1	22.5
Current portion of long-term debt	10.5	11.8

Total current liabilities	75.4	83.2
LONG TERM DEBT	-	-
ASSET RETIREMENT PROVISION	2.0	1.9
COMMITMENTS AND CONTINGENCIES	-	-
MINORITY INTEREST	44.3	39.1

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	186.7	185.6
Retained earnings	80.0	61.9
Accumulated other comprehensive loss	(6.5)	(0.5)
Treasury stock	(3.8)	(3.8)
Total stockholders’ equity	256.4	243.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$378.1	$367.4

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

THREE MONTHS ENDED:	March 31, 2005			March 31, 2004
Barrels of oil sold		2,530			1,914
MMCF of gas sold		7,267			7,757
Total BOE		3,741			3,207
Average price/barrel		$21.15			$16.10
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$53,501			$30,808
Gas sales		7,485			7,989
		60,986	16.30		38,797	12.10

EXPENSES:
Operating expenses		8,888	2.38		7,339	2.29
Depletion and amortization		11,170	2.99		7,723	2.41
Depreciation		499	0.13		438	0.14
General and administrative		5,022	1.34		3,635	1.13
Taxes other than on income		1,721	0.46		1,194	0.37
		27,300	7.30		20,329	6.34

INCOME FROM OPERATIONS		33,686	9.00		18,468	5.76

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other		539	0.14		303	0.09
Interest expense		(242)	(0.06)		(2,489)	(0.78)
Net gain (loss) on exchange rates		2,757	0.74		(609)	(0.19)
		3,054	0.82		(2,795)	(0.88)

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS		36,740	9.82		15,673	4.88
Income tax expense		13,533	3.62		5,600	1.75

INCOME BEFORE MINORITY INTERESTS		23,207	6.20		10,073	3.13
Minority interest in consolidated subsidiary companies		5,172	1.38		2,566	0.80

NET INCOME		18,035	4.82		7,507	2.33

NET INCOME PER COMMON SHARE:
Basic		$0.49			$0.21
Diluted		$0.47			$0.20

Weighted average shares outstanding:
Basic		36.8	million		35.8	million
Diluted		38.6	million		37.9	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net income	$18,035	$7,507
Adjustments to reconcile net income to net cash
provided by operating activities:
Depletion, depreciation and amortization	11,669	8,161
Amortization of financing costs	—	76
Deferred compensation expense	(448)	—
Non-cash compensation related charges	856	96
Minority interest in consolidated subsidiary
companies	5,172	2,566
Changes in operating assets and liabilities:
Accounts and notes receivable	(5,014)	(5,903)
Prepaid expenses and other	(834)	(586)
Commodity hedging contract	3,686	—
Accounts payable	(3,703)	(2,639)
Accounts payable, related party	(1,952)	256
Accrued expenses	(7,969)	(2,861)
Provision for asset retirements	54	—
Income taxes payable	7,573	1,577
Net Cash Provided By Operating Activities	27,125	10,231

Cash Flows From Investing Activities:
Additions of property and equipment	(6,515)	(743)
Investment costs	(1,104)	(573)
Net Cash Used In Investing Activities	(7,619)	(1,316)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	358	1,256
Payments on long-term debt	(1,291)	(1,592)
Net Cash Used In Financing Activities	(933)	(336)

Net Increase in Cash	18,573	8,579
Cash and Cash Equivalents at Beginning of Period	84,600	138,660
Cash and Cash Equivalents at End of Period	$103,173	$147,239